Exhibit 8.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

February 16, 2017

California Republic Funding, LLC

1111 Civic Drive, Suite 390

Walnut Creek, California 94596

Re:	California Republic Auto Receivables Trust 2017-1

Ladies and Gentlemen:

We have acted as special federal income tax counsel to California Republic Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation and filing of the prospectus dated February 9, 2017 (“Prospectus”) relating to $65,835,000 aggregate principal amount of 0.90000% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), $104,500,000 aggregate principal amount of 1.55% Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), $95,000,000 aggregate principal amount of 1.90% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”), $89,264,000 aggregate principal amount of 2.28% Class A-4 Asset-Backed Notes (the “Class A-4 Notes”), $28,199,000 aggregate principal amount of 2.91% Class B Asset-Backed Notes (the “Class B Notes”) and $15,999,000 aggregate principal amount of 3.76% Class C Asset-Backed Notes (the “Class C Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes, the “Notes”) of California Republic Auto Receivables Trust 2017-1 (the “Issuer”). The Notes will be sold by the Depositor pursuant to an underwriting agreement, dated February 9, 2017 (the “Underwriting Agreement”), among the Depositor, Mechanics Bank (“Mechanics Bank”) and Credit Suisse Securities (USA) LLC, as representative of the underwriters (the “Underwriters”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

As described in the Prospectus, in connection with the issuance of the Notes on the Closing Date, the Depositor and the Issuer, as applicable, will enter into the (i) receivables purchase agreement, dated as of February 1, 2017 (the “Receivables Purchase Agreement”), between Mechanics Bank and the Depositor, (ii) sale and servicing agreement, dated as of February 1, 2017 (the “Sale and Servicing Agreement”), among the Issuer, the Depositor and Mechanics Bank, (iii) indenture, dated as of February 1, 2017 (the “Indenture”), between the Issuer and U.S. Bank National Association, as indenture trustee, and (iv) amended and restated trust agreement, dated as of February 1, 2017 (the “Trust Agreement” and, together with the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), between the Depositor and Wilmington Trust, National Association, as owner trustee. The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

California Republic Funding, LLC

February 16, 2017

As special tax counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Depositor, Mechanics Bank, the Underwriters and others. We have also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

We have advised the Depositor with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the heading “Summary—Tax Status” and “Material Federal Income Tax Consequences” in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which the opinions set forth herein are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction

California Republic Funding, LLC

February 16, 2017

Documents. In addition, you should be aware that our opinions will have no binding effect on the Internal Revenue Service or a court and should not be considered a guarantee of the ultimate outcome of any controversy.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor. By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sidley Austin LLP